Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Class A Common Stock, $0.01 par value per share, of Forest City Realty Trust, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  April 4, 2018

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD	STARBOARD VALUE A LP
By: Starboard Value LP, its investment manager	By: Starboard Value A GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY S LLC	STARBOARD VALUE LP
By: Starboard Value LP, its manager	By: Starboard Value GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY C LP	STARBOARD VALUE GP LLC
By: Starboard Value R LP, its general partner	By: Starboard Principal Co LP, its member

STARBOARD VALUE R LP	STARBOARD PRINCIPAL CO LP
By: Starboard Value R GP LLC, its general partner	By: Starboard Principal Co GP LLC, its general partner

STARBOARD LEADERS JULIET LLC	STARBOARD PRINCIPAL CO GP LLC
By: Starboard Value A LP, its managing member
STARBOARD VALUE A GP LLC
STARBOARD LEADERS FUND LP
By: Starboard Value A LP, its general partner	STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffry C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark R. Mitchell, Peter A. Feld, Richard S. Hill, Oleg Khaykin and Jeffrey S. McCreary